                            SCHEDULE 14A INFORMATION
                Proxy Statement Pursuant to Section 14(a) of the
                         Securities Exchange Act of 1934

Filed by the Registrant /X/
Filed by a Party other than the Registrant / /

Check the appropriate box:

/ / Preliminary Proxy Statement
/ / Confidential, for Use of the Commission Only
    (as permitted by Rule 14a-6(e)(2))
/X/ Definitive Proxy Statement
/ / Definitive Additional Materials
/ / Soliciting Material Under Rule 14a-12


                             LIBERTY PROPERTY TRUST
-----------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)


 -----------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/ No fee required
/ / Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

    1) Title of each class of securities to which transaction applies:


       ----------------------------------------------------------------------
    2) Aggregate number of securities to which transaction applies:


       ----------------------------------------------------------------------
    3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):


       ----------------------------------------------------------------------
    4) Proposed maximum aggregate value of transaction:


       ----------------------------------------------------------------------

    5) Total fee paid:


       ----------------------------------------------------------------------

/ / Fee paid previously with preliminary materials.
/ / Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

    1) Amount Previously Paid:

    ___________________________________________________________________________
    2) Form, Schedule or Registration Statement No.:

    ___________________________________________________________________________
    3) Filing Party:

    ___________________________________________________________________________
    4) Date Filed:

    ___________________________________________________________________________

                             LIBERTY PROPERTY TRUST

                            65 Valley Stream Parkway
                          Malvern, Pennsylvania 19355

                      ------------------------------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                             To be held May 22, 2002

                      ------------------------------------

     The 2002 ANNUAL MEETING of the shareholders of Liberty Property Trust, a Maryland real estate investment trust (the "Trust"), will be held at The Westin Philadelphia, 99 South 17th Street, Philadelphia, PA 19103, on Wednesday, May 22, 2002 at 11:00 a.m., local time, for the following purposes:

     1. To elect four Class II trustees to hold office until the Annual Meeting of Shareholders to be held in 2005 and until their successors are duly elected and qualified;

     2. To consider and vote on the ratification of the selection of Ernst & Young LLP as the Trust's independent public accountants for 2002; and

     3. To transact such other business as may properly come before the meeting.

     The Board of Trustees has fixed the close of business on March 22, 2002 as the record date for the meeting. Only shareholders of record as of that date are entitled to notice of and to vote at the meeting and any adjournment or postponement thereof.

     The accompanying form of proxy is solicited by the Board of Trustees of the Trust. Reference is made to the attached Proxy Statement for further information with respect to the business to be transacted at the meeting.


                                     By Order of the Board of Trustees,

                                     /s/ James J. Bowes

                                     James J. Bowes
                                     Secretary

Malvern, Pennsylvania
April 12, 2002

Please Complete and Return Your Signed Proxy Card

     Please complete and promptly return your proxy in the envelope provided. Doing so will not prevent you from voting in person at the meeting. It will, however, help to assure a quorum and to avoid added proxy solicitation costs.

                             LIBERTY PROPERTY TRUST
                                 PROXY STATEMENT
                         ANNUAL MEETING OF SHAREHOLDERS
                             To Be Held May 22, 2002
                              GENERAL INFORMATION

     This proxy statement is being furnished in connection with the solicitation of proxies by the Board of Trustees of Liberty Property Trust, a Maryland real estate investment trust (the "Trust"), for use at the Trust's 2002 Annual Meeting of Shareholders (the "Meeting") to be held at The Westin Philadelphia, 99 South 17th Street, Philadelphia, Pennsylvania 19103 on Wednesday, May 22, 2002 at 11:00 a.m., local time, and any adjournment or postponement thereof, for the purposes set forth in the foregoing notice and more fully discussed herein. This proxy statement, the foregoing notice and the enclosed proxy are first being mailed to shareholders of the Trust on or about April 12, 2002.Only shareholders of record at the close of business on March 22, 2002 (the "Record Date") shall be entitled to notice of and to vote at the Meeting.

     If the enclosed proxy is properly executed and received by the Trust prior to voting at the Meeting, the common shares of beneficial interest, $0.001 par value per share, of the Trust (the "common shares") represented thereby will be voted in accordance with the instructions marked thereon. In the absence of instructions, the common shares represented by the enclosed proxy will be voted FOR the nominees of the Board of Trustees in the election of trustees and FOR ratification of the selection of Ernst & Young LLP as the Trust's independent public accountants for 2002. Management does not intend to bring any matter before the Meeting other than as indicated in the notice and does not know of anyone else who intends to do so. If any other matters properly come before the Meeting, however, the persons named in the enclosed proxy, or their duly constituted substitutes acting at the Meeting, will be authorized to vote or otherwise act thereon in accordance with their judgment on such matters.

     Any proxy may be revoked at any time prior to its exercise by notifying the Secretary of the Trust in writing prior to the time of the Meeting, by delivering a duly executed proxy bearing a later date or by attending the Meeting and voting in person.

     On the Record Date, the Trust had 74,259,711 common shares outstanding and entitled to vote at the Meeting. There must be present at the Meeting in person or by proxy shareholders entitled to cast a majority of all the votes entitled to be cast to constitute a quorum for the Meeting. Common shares represented at the Meeting in person or by proxy but not voted on one or more proposals will be included in determining the presence of a quorum, but will not be considered cast on any proposal on which they were not voted. Thus, abstentions and broker "non-votes" are deemed to be present at the Meeting for the purpose of determining whether a quorum is constituted, but are not deemed to be votes cast at the Meeting. Abstentions and broker "non-votes" are not included in the tabulation of voting results on any matter, and thus do not have the effect of votes in opposition as to any proposal. A broker "non-vote" occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power on that item and has not received instructions from the beneficial owner. Each holder of common shares is entitled to one vote per share held of record by such holder on the Record Date. Assuming a quorum is present at the Meeting, a plurality of all the votes cast at the Meeting shall be sufficient to elect a trustee. There is no cumulative voting in the election of trustees. A majority of the votes cast at the Meeting shall be sufficient to approve any other matter that may properly come before the Meeting, unless more than a majority of the votes cast is required by statute or by the Amended and Restated Declaration of Trust of the Trust (the "Declaration of Trust").

       SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information, as of March 15, 2002 (except as indicated below), regarding the beneficial ownership, as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), of common shares by each trustee, each nominee for election as trustee, each executive officer listed in the Summary Compensation Table appearing on page eight, all trustees and executive officers as a group, and each person who is known to the Trust to be the beneficial owner of more than five percent of the outstanding common shares. Each person named in the table below has sole voting and investment power with respect to the common shares listed opposite such person's name, except as otherwise noted.


                                                                        Number of Shares    Percent
Beneficial Owners                                                      Beneficially Owned   of Class
-----------------                                                      ------------------   --------
Willard G. Rouse III .................................................      1,249,501(1)      1.7%
William P. Hankowsky .................................................         11,844(2)       *
Robert E. Fenza ......................................................        454,342(3)       *
George J. Alburger, Jr. ..............................................        387,538(4)       *
James J. Bowes .......................................................        164,590(5)       *
Frederick F. Buchholz(1) .............................................         36,276(6)       *
Thomas C. DeLoach, Jr. ...............................................         13,266(7)       *
Joseph P. Denny ......................................................        831,848(8)      1.1%
Daniel P. Garton .....................................................            365          *
J. Anthony Hayden ....................................................         89,276(9)       *
M. Leanne Lachman ....................................................         36,276(10)      *
David L. Lingerfelt ..................................................         60,937(11)      *
John A. Miller .......................................................         32,776(12)      *
Stephen B. Siegel ....................................................         30,276(13)      *
Wellington Management Company, LLP ...................................      5,663,500(14)     7.6%
Vanguard Windsor Fund ................................................      3,924,100(15)     5.3%
New York State Teacher's Retirement System ...........................      4,368,020(16)     5.9%
All trustees and executive officers as a group (14 persons) ..........      3,399,111(17)     4.4%

------------------
* Represents less than one percent of class.

(1) Includes 524,257 common shares subject to options exercisable within 60 days after the Record Date and 457,665 common shares issuable upon exchange of units of limited partnership interest ("Units") of Liberty Property Limited Partnership, a Pennsylvania limited partnership (the "Operating Partnership" and together with the Trust, the "Company") which, as of December 31, 2002, was 94.9% owned by the Trust.

(2) Includes 10,000 common shares subject to options exercisable within 60 days after the Record Date.

(3) Includes 249,382 common shares subject to options exercisable within 60 days after the Record Date and 195,043 common shares issuable upon exchange of Units. Also includes 700 common shares, held by Mr. Fenza as custodian for children, or owned directly by such children, as to which Mr. Fenza disclaims beneficial ownership.

(4) Includes 349,807 common shares subject to options exercisable within 60 days after the Record Date.

(5) Includes 158,665 common shares subject to options exercisable within 60 days after the Record Date. Also includes 40 common shares, held by Mr. Bowes as custodian for children, or owned directly by such children, as to which Mr. Bowes disclaims beneficial ownership.

(6) Includes 28,500 common shares subject to options exercisable within 60 days after the Record Date.

(7) Includes 8,500 common shares subject to options exercisable within 60 days after the Record Date.

(8) Includes 562,720 common shares subject to options exercisable within 60 days after the Record Date and 260,250 common shares issuable upon exchange of Units.

(9) Includes 28,500 common shares subject to options exercisable within 60 days after the Record Date.

(10) Includes 18,500 common shares subject to options exercisable within 60 days after the Record Date.

(11) Includes 28,500 common shares subject to options exercisable within 60 days after the Record Date, and 30,674 common shares issuable upon exchange of Units. Also includes 987 common shares held by trusts for the benefit of Mr. Lingerfelt's children, as to which Mr. Lingerfelt disclaims beneficial ownership.

(12) Includes 23,500 common shares subject to options exercisable within 60 days after the Record Date.

(13) Includes 23,500 common shares subject to options exercisable within 60 days after the Record Date.

(14) As of December 31, 2001, Wellington Management Company, LLP ("Wellington"), in its capacity as investment adviser, may be deemed to beneficially own 5,663,500 shares which are held of record by clients of Wellington, including Vanguard Windsor Fund ("Vanguard"), which beneficially owns 3,924,100 shares. The information relating to Wellington and Vanguard is based solely on a review of a Schedule 13G filed by each of Wellington and Vanguard with the Securities and Exchange Commission (the "Commission"). Wellington's address is 75 State Street, Boston, MA 02109.

(15) All of these shares are beneficially owned by Vanguard. These shares have also been reported by Wellington in its capacity as investment adviser to Vanguard. Vanguard's address is P.O. Box 2600, V37, Valley Forge, PA 19482.

(16) As of December 31, 2002, the New York State Teacher's Retirement System ("NYSTRS") had sole dispositive power and sole voting power over 4,368,020 common shares. This information is based on data provided by NYSTRS. NYSTRS's address is 10 Corporate Woods Drive, Albany, NY 12211.

(17) Includes 2,014,331 common shares subject to options exercisable within 60 days after the Record Date and 943,632 common shares issuable upon exchange of Units.

                      ELECTION OF TRUSTEES AND CONTINUING TRUSTEES

     In accordance with the Declaration of Trust and By-laws, the Board of Trustees has fixed the total number of trustees at ten. The Board is divided into three classes serving staggered three-year terms, the term of one class of trustees to expire in each successive year. Four Class II trustees will be elected at the Meeting to serve until the Annual Meeting of Shareholders to be held in 2005 and until their successors are duly elected and qualified. All of the present nominees for election as trustees currently serve as trustees of the Trust.

     A proxy signed in the enclosed form will be voted FOR the election of the nominees named below, unless a contrary instruction is given.

     Management believes that all of its nominees are willing and able to serve the Trust as trustees. If any nominee at the time of election is unable or unwilling to serve or is otherwise unavailable for election, and as a consequence thereof other nominees are designated, the persons named in the proxy or their substitutes will have the discretion and authority to vote or to refrain from voting for other nominees in accordance with their judgment.

     The following is a brief description of the nominees for election as trustees and of the other trustees of Trust.

     Nominees for Election as Class II Trustees with Terms to Expire in 2005

     Frederick F. Buchholz, age 56, has served as a trustee of the Trust since June 1994. Mr. Buchholz was with Lend Lease Real Estate Investments or its predecessors from 1968, until retiring in June 1998. Since his retirement, Mr. Buchholz has served as an independent real estate consultant. He was appointed Senior Vice President in December 1990 and Executive Vice President in 1992 of Equitable Real Estate, and prior to his retirement was the officer in charge of the Lend Lease Philadelphia region, supervising new business, asset management and restructuring/workout activities on behalf of a total mortgage and equity portfolio exceeding $2.5 billion. At various times, Mr. Buchholz was also the officer in charge of Equitable Real Estate's New York and Washington, D.C. regional offices. Mr. Buchholz is a member of the Appraisal Institute, the Real Estate Advisory Committee of the University City Science Center, and is a member of the Investment Review Committee of the Delaware Valley Real Estate Investment Fund, L.P.

     Thomas C. DeLoach, Jr., age 54, has served as a trustee of the Trust since May 1999. Mr. DeLoach was an Executive Vice President of Mobil Oil Corporation and the President of Global Midstream, both wholly owned subsidiaries of Mobil Corporation (now Exxon Mobil Corporation), a global energy company, prior to his retirement in March 2000. Mr. DeLoach joined Mobil in 1969 as a chemical engineer and advanced through various positions in manufacturing, marketing, planning and supply. From December 1994 until his election as President of Global Midstream, Mr. DeLoach served as Chief Financial Officer and Senior Vice President of Mobil and Mobil Oil Corporation. From 1991 until his retirement in 2000, Mr. DeLoach served as a director of Mobil Oil Corporation.

     Daniel P. Garton, age 44, has served as a trustee of the Trust since October 2001. Mr. Garton was named as Executive Vice President - Customer Service in January 2000 of AMR Corporation's American Airlines unit. In that position, Mr. Garton oversees American's customer service and airport operations activities throughout the United States, Europe, Asia, Canada and Latin America. He had been the Senior Vice President - Customer Service since September 1998. Previously, Mr. Garton was President of American Eagle Airlines for three years beginning in July 1995. American Eagle is a wholly owned subsidiary of AMR Corporation. Mr. Garton joined American in 1984 as an analyst in the finance department. He was named Managing Director - Corporate Finance in 1987 and served as Managing Director - Financial Analysis beginning in 1988. Mr. Garton was appointed Vice President and Treasurer of American in 1989 and three years later was named Vice President - Financial Planning and Analysis. Mr. Garton left American in 1993 to become Senior Vice President and Chief Financial Officer of Continental Airlines. He returned to AMR two years later when he assumed the presidency of American Eagle.

     Stephen B. Siegel, age 57, has served as a trustee of the Trust since May 1995. Mr. Siegel is Chairman and Chief Executive Officer of Insignia/ESG, Inc., one of the premier commercial real estate companies in the United States, with significant international operations in the United Kingdom, Europe, Asia and

Latin America. Mr. Siegel is also the President and a director of Insignia Financial Group, the parent company of Insignia/ESG, Inc. Mr. Siegel became the President and Chief Executive Officer of Insignia/ESG, Inc.'s predecessor company, Edward S. Gordon Company ("ESG"), in 1992. Prior to joining ESG, Mr. Siegel spent more than 27 years at Cushman & Wakefield, ascending to Chief Executive Officer. Mr. Siegel left Cushman & Wakefield in late 1988 and entered a joint venture with the Chubb Corporation where he worked for several years to develop and acquire investment-grade office buildings throughout the United States. Mr. Siegel is also involved in a number of charitable and civic affairs. He is the General Chairman of the Association for the Help of Retarded Children. He is also Chairman of the YMCA's Capital Campaign. In addition, Mr. Siegel is a board member for both the City Center 55th Street Theater Foundation and the Greater New York Council of the Boy Scouts of America, and he serves as Vice Chairman of the Board of the Benjamin N. Cardozo School of Law.

                        Recommendation and Required Vote

     The Board of Trustees recommends a vote FOR the election of each nominee. Assuming a quorum is present at the Meeting, a plurality of all the votes cast at the Meeting shall be sufficient to elect a trustee.

           Continuing Class III Trustees with Terms to Expire in 2003

     Joseph P. Denny, age 55, has served as a trustee of the Trust since its inception, and as Vice Chairman of the Board of Trustees of the Trust since April 1, 2000. Mr. Denny joined Rouse & Associates, the Company's predecessor, in 1979 and served as a Regional Manager. In the various capacities in which he served Rouse & Associates, he was responsible for developing approximately one billion dollars of projects, primarily large urban projects. Mr. Denny is a member of the Industrial and Office Park Council of the Urban Land Institute, serves on the Advisory Board of the Wharton Business School's Real Estate Center and is a member of the Board of Trustees of Chestnut Hill College. Mr. Denny served as President and Chief Operating Officer of the Trust from its inception until April 1, 2000.

     David L. Lingerfelt, age 49, has served as a trustee of the Trust since May 1995. Mr. Lingerfelt is Vice President and Commercial Counsel with LandAmerica Financial Group, Inc. Prior to joining LandAmerica, Mr. Lingerfelt was an attorney in private practice specializing in commercial transactions. Mr. Lingerfelt has previously served as Director of Property Administration and Counsel for Best Products Co., Inc., and was a partner in the Virginia law firm of Coates & Davenport.

     John A. Miller, age 74, has served as a trustee of the Trust since May 1995. Mr. Miller is presently serving as Chairman of the Board of Guarantee Reassurance Corp., and retired in July 1997 from the Board of Directors of the Provident Mutual Life Insurance Company of Philadelphia after serving as Director and Chairman of the Executive Committee. Mr. Miller served Provident Mutual in many capacities over his 25 years there, including as its President, Chief Operating Officer, Chief Executive Officer and Chairman of the Board. He has been a member of various Boards of Directors, including those of BetzDearborn, Bryn Mawr Hospital, CoreStates Financial Corp. and CoreStates Bank N.A.

            Continuing Class I Trustees with Terms to Expire in 2004

     Willard G. Rouse III, age 59, has served as Chairman of the Board of Trustees and Chief Executive Officer of the Trust since its inception, and as President of the Trust from April 1, 2000 until March 12, 2002. Mr. Rouse had been a General Partner of Rouse & Associates since its inception. Mr. Rouse has served as Chairman of each of the Pennsylvania Convention Center Authority, the Foundation for Architecture, the Philadelphia Children's Network and We the People 2000, as President of the Fellowship Commission and as a trustee of the Urban Land Institute. Mr. Rouse is a member of the Board of the Enterprise Foundation and Chair of Philadelphia's Regional Performing Arts Center, which recently constructed and opened a performing arts center.

     M. Leanne Lachman, age 59, has served as a trustee of the Trust since June 1994. Ms. Lachman is a Principal of Lend Lease Real Estate Investments. Ms. Lachman has specialized in real estate investment management for institutions since 1987. Prior to her employment with Lend Lease, Ms. Lachman served as a Managing Director for Boston Financial and Schroder Real Estate Associates. Ms. Lachman is a director of Lincoln National Corporation and is an Executive-in-Residence at Columbia Business School.

     J. Anthony Hayden, age 58, has served as a trustee of the Trust since June 1994. Mr. Hayden is the President and Chief Executive Officer of Coldwell Banker Commercial/Hayden Real Estate, Inc. Prior to forming Hayden Real Estate, Mr. Hayden spent more than 21 years at Cushman & Wakefield where he was a member of the Board of Directors. When he resigned as Executive Vice President in 1996 he was responsible for 10 offices in the Mid-Atlantic/Mid-West region. Mr. Hayden is also a member of the Society of Industrial & Office Realtors, serving in 1982 as President of the Philadelphia Chapter. He is also a member of the Philadelphia Board of Realtors and was President in 1985. He is a director of The Founders' Bank and of Telespectrum Worldwide. Mr. Hayden serves on the boards of a variety of not-for-profit entities, including LaSalle University.


                          Additional Executive Officers

     William P. Hankowsky, age 50, joined the Trust on January 1, 2001 as Executive Vice President and Chief Investment Officer. Effective March 12, 2002, Mr. Hankowsky was promoted to the position of President. Mr. Hankowsky will continue to serve as Chief Investment Officer. Prior to joining the Trust, Mr. Hankowsky served as President of the Philadelphia Industrial Development Corporation ("PIDC") from 1989 through 2000. As Chief Executive Officer of PIDC, he oversaw the City of Philadelphia's economic development agency. Prior to that time, Mr. Hankowsky served as an executive with a variety of economic development projects and agencies. Mr. Hankowsky serves on the boards of a variety of not-for-profit entities including Philadelphia's Regional Performing Arts Center, the University City Science Center and the Philadelphia Convention and Visitors Bureau.

     Robert E. Fenza, age 44, has served as an Executive Vice President of the Trust since March 1994, with principal responsibility for operations, property management and asset management. Effective April 1, 2000, Mr. Fenza assumed the additional title of Chief Operating Officer of the Trust. Mr. Fenza joined Rouse & Associates in 1984 and advanced to Regional Manager in 1987 and to Northern Division Manager in 1991.

     George J. Alburger, Jr., age 54, became Chief Financial Officer and Treasurer of the Trust in May 1995. Effective October 24, 2000, Mr. Alburger assumed the additional title of Executive Vice President. Prior to joining the Trust, Mr. Alburger served as Executive Vice President of EBL&S Property Management, Inc., an owner and manager of approximately 200 shopping centers aggregating 30 million square feet of retail space. Mr. Alburger is a certified public accountant and was formerly a Senior Manager with Price Waterhouse LLP.

     James J. Bowes, age 48, has served as General Counsel and Secretary of the Trust since December 1996. Prior to joining the Trust, Mr. Bowes was a partner in the law firm of Blank Rome Comisky & McCauley.

     Each officer will serve until the first meeting of the Board after the next annual meeting of shareholders or until the officer resigns or is removed from office by the Board.

                       Committees of the Board of Trustees

     Audit Committee. The Board's Audit Committee provides assistance to the trustees in fulfilling their responsibility to the shareholders and investment community relating to corporate accounting and the quality and integrity of financial reports of the Trust. The Board's Audit Committee currently consists of six independent trustees, as independence is defined by the applicable rules of the New York Stock Exchange. The members of the Audit Committee are Messrs. Buchholz (Chair), DeLoach, Garton, Miller and Siegel and Ms. Lachman. The Audit Committee met four times during the last fiscal year. See "Report of the Audit Committee."

     In accordance with the Trust's Governance Guidelines, the chair designation and a portion of the committee membership will be rotated at the time of the Annual Meeting. At that time, the members of the Audit Committee will be Messrs. DeLoach (Chair), Garton and Miller and Ms. Lachman.

     Compensation Committee. The Board's Compensation Committee is empowered to determine compensation for the Trust's executive officers and to administer the Trust's Share Incentive Plan. Members of the Compensation Committee are Messrs. Miller (Chair), Buchholz, DeLoach and Siegel. The Compensation Committee met three times during the last fiscal year. See "Report of the Compensation Committee on Executive Compensation."

     In accordance with the Trust's Governance Guidelines, the chair designation and a portion of the committee membership will be rotated at the time of the Annual Meeting. At that time, the members of the Compensation Committee will be Messrs. Siegel (Chair), Buchholz and DeLoach and Ms. Lachman.

     Corporate Governance and Nominating Committee. The Board's Corporate Governance and Nominating Committee consists of Ms. Lachman (Chair) and Messrs. Rouse, Hayden and Lingerfelt. The Corporate Governance and Nominating Committee meets to address matters regarding corporate governance and makes recommendations to the Board regarding nominees for positions on the Board. The Corporate Governance and Nominating Committee will consider candidates for trustee proposed by shareholders in accordance with the following procedure. Such nominations should be sent to the attention of the Trust's Secretary at its principal executive office, describe the candidate's qualifications and be accompanied by the candidate's written statement of willingness and affirmative desire to serve representing the interest of all shareholders. Shareholders may also make nominations directly by following the procedure specified in the Trust's Bylaws. The Corporate Governance and Nominating Committee met two times during the last fiscal year. See "Report of the Corporate Governance and Nominating Committee."

     In accordance with the Trust's Governance Guidelines, the chair designation and a portion of the committee membership will be rotated at the time of the Annual Meeting. At that time, the members of the Corporate Governance and Nominating Committee will be Messrs. Lingerfelt (Chair), Buchholz, Hayden and Miller.

Trustees' Attendance at Meetings

     The Board of Trustees held eight meetings during the last fiscal year, including three teleconference meetings. Each trustee of the Trust attended at least 75% of the meetings of the Board of Trustees and meetings held by all committees on which such trustee served during the time such trustee served.

Trustees' Compensation

     Each trustee who is not also an officer and full-time employee of the Trust or the Operating Partnership receives an annual trustee fee in the amount of $22,000. The annual fee is payable 50% in common shares and 50% in quarterly cash payments. Additionally, Trustees receive a fee of $1,000 for each Board meeting in which such trustee participated; however, trustees receive a fee of $500 for teleconference Board meetings if such meetings address only routine matters. Trustees receive a fee of $500 for each committee meeting they attend. The Chairs of Board Committees receive an additional annual fee of $4,000. Additionally, all trustees are reimbursed for travel and lodging expenses associated with attending Board and committee meetings. Trustees who are officers and full-time employees of the Trust or the Operating Partnership receive no separate compensation for service as a trustee or committee member. On June 23 of each year, each non-employee trustee is granted a 10-year option to purchase 5,000 common shares, exercisable at a price equal to the fair market value of the common shares on the date of the grant. Such options vest over a three-year period beginning with the date of grant as follows: 20% after the first year; 50% after two years; and 100% after three years.

                              COMPENSATION OF EXECUTIVE OFFICERS

     The following table shows, for the years ended December 31, 2001, 2000 and 1999, the compensation paid or accrued by the Trust and its subsidiaries, including the Operating Partnership, to the Trust's Chief Executive Officer and to the four other most highly compensated executive officers, determined as of December 31, 2001 (collectively, the "Named Executive Officers").

                                                                                       Long-Term Compensation
                                                                                     ----------------------------
                                                    Annual Compensation                         Awards
                                           --------------------------------------    ----------------------------
                                                                     Other Annual     Restricted      Securities     All Other
                                                                     Compensation    Stock Awards     Underlying    Compensation
Name and Principal Position        Year      Salary     Bonus(1)          (2)             (1)        Options/SARs        (3)
------------------------------     ----    ---------   ---------     ------------    ------------    ------------   ------------
Willard G. Rouse III ...........   2001    $ 344,641   $ 431,297           --          $607,689         330,272         $1,245
  Chairman and Chief Executive     2000      332,207     204,500           --            85,200         129,353          1,080
  Officer                          1999      272,808     227,055           --           670,083         320,102          1,080

William P. Hankowsky(4) ........   2001    $ 240,000   $ 168,500           --          $271,064         150,362         $  907
  President and Chief
  Investment Officer

Robert E. Fenza ................   2001    $ 251,931   $ 252,437           --          $198,088         107,649         $1,220
  Executive Vice President         2000      242,206     188,500           --                --          87,388            973
  and Chief Operating Officer      1999      214,351     231,999           --           241,666         154,716            926

George J. Alburger, Jr. ........   2001    $ 231,750   $     500           --          $462,764         100,362         $1,128
  Executive Vice President         2000      225,000         500           --           216,000          51,674            960
  and Chief Financial Officer      1999      207,855         500           --           469,381         128,040            899

James J. Bowes .................   2001    $ 201,056   $ 201,555           --          $153,329          83,333         $  896
  General Counsel                  2000      195,200     152,500           --                --          19,085            768
                                   1999      171,030     134,882           --           195,395          90,695            717

---------------
(1) A portion of the restricted stock award reflects the election by certain Named Executive Officers to receive common shares in lieu of cash for all or part of annual performance bonus compensation. The remainder represents an award of restricted stock as a portion of the long-term incentive compensation to be paid to the Named Executive Officers. Consistent with a policy adopted by the Trust's Compensation Committee with respect to employee annual performance bonus compensation, Messrs. Alburger and Hankowsky elected to receive common shares in lieu of cash for all or part of their bonus compensation for 2001. By making such election, such persons received shares equal to 120% of the cash value of such bonus or portion thereof (the "Bonus Value"). Each executive received the number of common shares able to be purchased with the dollar amount of the Bonus Value, less applicable withholding, based on the closing price per share of the common shares on February 28, 2002 ($30.10). The dollar amounts of Bonus Values are reflected under the Restricted Stock Awards column. Pursuant to these elections, Messrs. Alburger and Hankowsky were awarded 5,651 and 1,844 common shares, respectively. Dividends will be paid on the common shares issued pursuant to such awards, and the restrictions related to such awards will expire on February 28, 2003.

     A portion of the long-term incentive compensation for 2001 paid to Named Executive Officers was made by an award of restricted stock. The Compensation Committee awarded restricted stock to Messrs. Rouse, Fenza, Alburger, Hankowsky and Bowes in the amount of 20,189, 6,581, 6,135, 6,135, and 5,094 common shares, respectively. The aggregate dollar value of the grant based on the closing price per share of the common shares on February 28, 2002 was $607,689, $198,088, $184,664, $184,664, and $153,329,
     respectively. Such shares will vest ratably over a five-year period beginning with the anniversary date of the grant (i.e., 20% will vest on the anniversary date of the grant). See "Report of the Compensation Committee on Executive Compensation."

(2) Did not exceed the lesser of $50,000 or 10% of the total annual salary and bonus for any Named Executive Officer.

(3) Consists of amounts paid by the Company to purchase term life insurance policies for the respective Named Executive Officers.

(4)  Mr. Hankowsky's employment with the Company commenced on January 1, 2001.

                   Share Option Grants, Exercises and Holdings

     The following tables set forth certain information concerning options to purchase common shares that were granted to the Named Executive Officers with respect to the fiscal year ended December 31, 2001, options exercised by the Named Executive Officers during such period and the number and value of options held by such persons as of the end of such period. The Trust does not have any outstanding stock appreciation rights.

                     Options/SAR Grants For Last Fiscal Year

                                            Individual Grants
                         ---------------------------------------------------------
                          Number of    Percent of Total                                  Potential Realizable Value at
                          Securities     Options/SARs                                 Assumed Annual Rates of Share Price
                          Underlying      Granted to       Exercise                      Appreciation for Option Term(4)
                         Options/SARs   Employees for    or Base Price   Expiration   -----------------------------------
          Name            Granted(1)     Fiscal Year    ($ per Share)(2)   Date(3)          5%                   10%
------------------------ ------------  ---------------  ----------------  ----------  -------------         -------------
Willard G. Rouse III....   330,272           21.6%           $30.10        2/28/12       $6,251,959          $15,843,692
William P. Hankowsky....   100,362            6.6%            30.10        2/28/12        1,689,645            4,281,893
William P. Hankowsky....    50,000            3.3%            28.88         1/2/11          907,967            2,300,966
Robert E. Fenza.........   107,649            7.0%            30.10        2/28/12        2,037,766            5,164,100
George J. Alburger, Jr..   100,362            6.6%            30.10        2/28/12        1,899,825            4,814,531
James J. Bowes..........    83,333            5.4%            30.10        2/28/12        1,577,471            3,997,621

---------------
(1) Other than with respect to options to purchase 50,000 common shares granted to Mr. Hankowsky on January 2, 2001, represents options granted on February 28, 2002 with respect to the fiscal year ended December 31, 2001. Such options become exercisable up to 20% after the first year, 50% after two years, and 100% after three years.

(2) Exercise price is equal to the fair market value of the common shares on the date of grant.

(3) The options are subject to early termination in the event of termination of employment.

(4) Potential realizable value is reported net of option exercise price but before taxes associated with exercise. These amounts represent assumed rates of appreciation only. Actual gains, if any, on the options are dependent upon the future performance of the common shares, and the amounts reflected in the table will not necessarily be achieved.

  Aggregated Option/SAR Exercises and Fiscal Year-End Option/SAR Value Tables

                                                                  Number of Securities
                                     Shares                      Underlying Unexercised         Value of Unexercised
                                    Acquired        Value             Options/SARs            In-the-Money Options/SARs
              Name                On Exercise    Realized(1)       at Fiscal Year-End           at Fiscal Year-End(1)
--------------------------------  -----------    -----------    --------------------------   ---------------------------
                                                                Exercisable  Unexercisable   Exercisable   Unexercisable
                                                                -----------  -------------   -----------   -------------
Willard G. Rouse III............     200,000      $1,866,400       329,105      788,957      $1,864,257      $2,815,754
William P. Hankowsky............          --              --            --      150,362              --              --
Robert E. Fenza.................      49,500         387,500       157,939      346,360         868,405       1,374,942
George J. Alburger, Jr. ........          --              --       253,060      302,468       1,720,874       1,275,129
James J. Bowes..................          --              --        91,639      241,998         582,170       1,075,659

------------------
(1) Value is reported net of option exercise price, but before taxes associated with exercise.

Severance Plan

     The Trust has a severance plan for a group of senior officers of the Trust, including Messrs. Rouse, Hankowsky, Fenza, Alburger and Bowes. The severance plan provides that, in the event of (i) the termination of the participant other than "for cause" or (ii) the participant's voluntary termination of his or her employment for "good reason," in either case within two years following a "change of control," the participant would receive the following: (a) an amount equal to a multiple (2.99 for executive officers and 1.99 for the other named senior officers) times the sum of his or her current annual base salary plus the largest annual performance bonus paid to him or her over the previous five years; (b) the pro rata portion, through the date of termination, of unpaid performance bonus for the year in which the termination occurs; (c) immediate vesting of outstanding share options and restricted shares; (d) an amount equal to the Trust's maximum contribution under the 401(k) plan for a period of three years, including the year in which termination occurs; (e) immediate vesting of contributions previously made by the Trust to the individual's account under the 401(k) plan; and (f) continuation of employee group benefits coverage for a period of three years after the date of termination. In addition, under the severance plan, if any payments made to a covered person would result in an excise tax imposed by Section 4999 of the Internal Revenue Code, the covered person would become entitled to receive a tax reimbursement payment that would put him or her in the same financial position after the application of the excise tax as he or she would have been in if the excise tax did not apply to such amounts.

Section 16(a) Beneficial Ownership Reporting Compliance

     Pursuant to Section 16(a) of the Exchange Act, the Trust's executive officers and trustees, and persons beneficially owning more than 10% of the common shares, are required to file with the Commission reports of their initial ownership and changes in ownership of common shares. The Trust believes that for 2001, its executive officers and trustees who were required to file reports under Section 16(a) complied with such requirements in all material respects except for (i) the late filing of a Form 4 with respect to each of Mr. Buchholz and Mr. Hayden and (ii) the late filing of a Form 3 with respect to Mr. Garton.

           RATIFICATION OF SELECTION OF INDEPENDENT PUBLIC ACCOUNTANTS

     The Board of Trustees has selected Ernst & Young LLP as the Trust's independent public accountants for the fiscal year ending December 31, 2002. Ernst & Young LLP has audited the Trust's financial statements since the Trust's inception. A representative of Ernst & Young LLP is expected to be present at the Meeting, will have an opportunity to make a statement if he or she desires to do so and will be available to respond to appropriate questions.

Fees billed to the Trust by Ernst & Young LLP during 2001

     Audit Fees. Audit fees billed to the Trust by Ernst & Young LLP for the audit of the Trust's 2001 annual financial statements and the review of those financial statements included in the Trust's quarterly reports on Form 10-Q totaled $285,900.

     Financial Information Systems Design and Implementation Fees. The Trust did not engage Ernst & Young LLP to provide advice to the Trust regarding financial information systems design and implementation during 2001.

     All Other Fees. Fees billed to the Trust by Ernst & Young LLP during 2001 for all other services rendered to the Trust totaled $302,564, including $77,095 for audit related services.

     Shareholder ratification of the selection of Ernst & Young LLP as the Trust's independent public accountants is not required by the Trust's By-Laws or any other applicable legal requirement. However, the Board of Trustees is submitting the selection of Ernst & Young LLP to the shareholders for ratification as a matter of good corporate practice. If the shareholders fail to ratify the selection, the Audit Committee and the Board of Trustees will reconsider whether or not to retain that firm. Even if the selection is ratified, the Board of Trustees at its discretion may direct the appointment of a different independent accounting firm at any time during the year if it determines that such a change would be in the best interests of the Trust and the shareholders.

     The Audit Committee has considered whether Ernst & Young LLP's provision of services other than professional services rendered for the audit and review of the Trust's annual financial statements is compatible with maintaining Ernst & Young LLP's independence, and has determined that it is so compatible.

Recommendation and Required Vote

     The Board of Trustees recommends a vote FOR approval of the above proposal. Approval of the above proposal requires the affirmative vote of the holders of a majority of the common shares represented at the Meeting.

                              CERTAIN TRANSACTIONS

     The founding partners of Rouse & Associates also owned all of The Norwood Company ("Norwood"), a construction company that performed much but not all of the construction for Rouse & Associates. In January 1995, the owners of Norwood sold the company to certain of its employees, none of whom is a Trust employee, taking back notes that are non-recourse to the buyers. One of the Named Executive Officers and his wife hold certain of such notes, which have an aggregate outstanding balance of approximately $803,099. Amounts paid by the Company to Norwood in 2001 pursuant to construction contracts were $10.2 million.

     The Company provides management services with respect to a joint venture between Rouse Kent Limited, which is owned by a Named Executive Officer and a former senior executive officer of the Company, and the County of Kent, England. The Company has an option to purchase Rouse Kent Limited for nominal consideration. On December 31, 2001, the Company had accounts receivable and loans receivable from Rouse Kent Limited and affiliates with balances of $3.8 million and $17.3 million, respectively. The loans, which bear interest at a rate of 12% per annum, mature on February 1, 2003, May 1, 2003 and May 1, 2003.

     During 2001, the Company paid Insignia/ESG, Inc., of which Mr. Siegel is Chairman and Chief Executive Officer, $260,000 for consulting and advisory services rendered in connection with the Company's purchase of a parcel of land. Of such amount $78,000 was allocated to Mr. Siegel. The payment terms for the consulting and advisory services are typical of the market, and the transaction was approved by the Board prior to being consummated.

                          REPORT OF THE AUDIT COMMITTEE

     The Audit Committee oversees the Company's financial reporting process on behalf of the Board of Trustees. Management has the primary responsibility for the financial statements and the reporting process including the systems of internal controls. In fulfilling its oversight responsibilities, the Committee reviewed the audited financial statements in the Annual Report with management, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

     The Committee reviewed with the independent auditors, who are responsible for expressing an opinion on the conformity of those audited financial statements with accounting principles generally accepted in the United States, their judgments as to the quality, not just the acceptability, of the Company's accounting principles and such other matters as are required to be discussed with the Committee under auditing standards generally accepted in the United States. The Committee has discussed with the independent auditors the auditors' independence from management and the Company including the matters in the written disclosures required by the Independence Standards Board. In addition, the Committee has considered the effect of the independent auditors' provision of non-audit services on the audit and consider such services compatible with the independent auditors' maintenance of independence.

     The Committee discussed with the Company's internal and independent auditors the overall scope and plans for their respective audits. The Committee meets with the internal and independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of the Company's internal controls, and the overall quality of the Company's financial reporting.

     In reliance on the reviews and discussions referred to above, the Committee recommended to the Board of Trustees (and the Board has approved) that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2001 for filing with the Securities and Exchange Commission. The Committee and the Board have also recommended, subject to shareholder approval, the selection of the Company's independent auditors. A copy of the Audit Committee Charter is set forth below.

                                 Audit Committee

                          Frederick F. Buchholz (Chair)
                             Thomas C. DeLoach, Jr.
                                Daniel P. Garton
                               M. Leanne Lachman
                                 John A. Miller
                               Stephen B. Siegel

--------------------------------------------------------------------------------
                             AUDIT COMMITTEE CHARTER

                                  Organization

     The Audit Committee of the Board of Trustees shall be comprised of at least three trustees who are independent of management and the Company. Members of the Audit Committee shall be considered independent if they have no relationship to the Company that may interfere with the exercise of their independence from management and the Company. All Audit Committee members will be financially literate, and at least one member will have accounting or related financial management expertise.

                               Statement of Policy

     The Audit Committee shall provide assistance to the trustees in fulfilling their responsibility to the shareholders, potential shareholders and investment community relating to corporate accounting, reporting practices of the Company and the quality and integrity of financial reports of the Company. In so doing, it is the responsibility of the Audit Committee to maintain free and open communication between the trustees, the independent auditors and the financial management of the Company. It is the expectation of the Audit Committee that the financial management will fulfill its responsibility of bringing any significant items to the attention of the Audit Committee.

                                Responsibilities

     In carrying out its responsibilities, the Audit Committee believes its policies and procedures should remain flexible, in order to best react to changing conditions and to ensure to the trustees and shareholders that the corporate accounting and reporting practices of the Company are in accordance with pertinent requirements.

     In carrying out these responsibilities, the Audit Committee will:

     o Obtain annually the full Board of Trustees' approval of this Charter and review and reassess this Charter as conditions dictate.

     o Review and recommend to the trustees the independent auditors to be selected to audit the financial statements of the Company and its divisions and subsidiaries.

     o Preapprove all non-audit services provided by the independent auditors, with appropriate delegations to company senior management.

     o Have a clear understanding with the independent auditors that they are ultimately accountable to the Board of Trustees and the Audit Committee, as the shareholders' representatives, who have the ultimate authority in deciding to engage, evaluate and, if appropriate, terminate their services.

     o Meet with the independent auditors and financial management of the Company to review the scope of the proposed audit and quarterly reviews for the current year and the procedures to be utilized, the adequacy of the independent auditors' compensation and at the conclusion thereof review such audit or reviews, including any comments or recommendations of the independent auditors.

     o Review with the independent auditors, the Company's internal auditor and financial and accounting personnel, the adequacy and effectiveness of the accounting and financial controls of the Company, and elicit any recommendations for the improvement of such internal controls or particular areas where new or more detailed controls or procedures are desirable.

     o Review the financial statements contained in the annual report to shareholders with management and the independent auditors to determine that the independent auditors are satisfied with the disclosure and content of the financial statements to be presented to the shareholders. Review with financial management and the independent auditors the results of their timely analysis of significant financial reporting issues and practices, including changes in, or adoptions of, accounting principles and disclosure practices, and discuss any other matters required to be communicated to the Committee by the auditors.
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
     o Provide sufficient opportunity for the internal and independent auditors to meet with the members of the Audit Committee without members of management present.

     o   Report the results of the annual audit to the Board of Trustees.

     o On an annual basis, obtain from the independent auditors a written communication delineating all their relationships and professional services as required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees.

     o   Include a report of the Audit Committee in the proxy statement.

     o Submit the minutes of all meetings of the Audit Committee to, or discuss the matters discussed at each Committee meeting with, the Board of Trustees.

     o Investigate any matter brought to its attention within the scope of its duties, with the power to retain outside counsel for this purpose if, in its judgment, that is appropriate.
--------------------------------------------------------------------------------

                       REPORT OF THE CORPORATE GOVERNANCE
                            AND NOMINATING COMMITTEE

     The Corporate Governance and Nominating Committee meets to address matters regarding corporate governance and makes recommendations to the Board regarding nominees for positions on the Board.

     The Corporate Governance and Nominating Committee has developed and the Board has adopted the Governance Guidelines set forth below.

--------------------------------------------------------------------------------
                              GOVERNANCE GUIDELINES

                          Board Size and Qualification

     The Board believes that approximately nine to thirteen is an appropriate number of trustees for the Company. The Corporate Governance and Nominating Committee reviews annually the appropriate skills and characteristics required of Board members in light of the current make-up of the Board. This assessment includes issues of diversity, age, public company experience and skills such as knowledge of corporate governance, an understanding of real estate, finance, marketing, technology, regulation and public policy matters and international background. The principal qualification for a trustee is the ability to act in the best interests of all the shareholders.

                       Mix of Inside and Outside Trustees

     The Board believes there should always be a substantial majority of independent trustees. The Board believes that, in addition to the Chief Executive Officer/President of the Trust, it may be appropriate, from time to time, for one or more additional officers of the Trust to be members of the Board. However, no officer of the Trust - other than the Chief Executive Officer/President - should expect to be elected to the Board by virtue of his or her position in the Trust.

                              Frequency of Meetings

     The Board will usually meet in person five times a year. (One meeting will generally be conducted in one of the Company's regional offices.) Special meetings are called as necessary. It is the responsibility of the trustees to attend all of the meetings.

     The Board meeting schedule for each year is submitted to and approved by the Board in advance.

                         Number and Types of Committees

     A substantial portion of the analysis and work of the Board is done by standing Committees. A trustee is expected to participate actively in the meetings of each Committee to which he or she is appointed.

     The Board has established the following standing Committees: Audit, Compensation and Corporate Governance and Nominating. Each Committee has adopted a charter. Each such charter will be reviewed by the Board and thereafter will be subject to periodic review by such Committee and the Board.

     Each independent trustee is expected to serve on at least one Committee and is encouraged to serve on two Committees.

       Assignment and Rotation of Committee Members and Chair Designation

     The Board, through the Corporate Governance and Nominating Committee, designates the members and chairs of the Committees, taking into account the desires and skills of individual Board members and the suggestions of the Chief Executive Officer.

     It is the sense of the Board that generally Committee chairpersons should be appointed for a three year term and should be rotated at the end of the term. The Board does not feel that such a rotation should be mandated as a policy since there may be reasons at a given time to maintain an individual trustee's chair status for a longer period or to shorten the period.

     The Board believes that Committee membership should be considered annually with a view to utilizing the talents of individual Board members to best serve the Trust's needs. The Board does not feel that rotation of Committee membership should be mandated as a policy since there may be reasons at a given time to
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
maintain an individual trustee's Committee membership status for a longer period or to shorten the period. The learning time to become an active contributor on a particular Committee is also a factor.

                           Construction of Committees

     The Board has the flexibility to form a new Committee or to disband a current Committee, as it deems appropriate. The chair of each Committee reports to the full Board, whenever appropriate, with respect to those matters considered and acted upon by his or her Committee.

                         Assessing the Board's Function

     The members of the Corporate Governance and Nominating Committee will be responsible to report annually to the Board an assessment of the Board's function. This assessment should include such items as the frequency of Board and Committee meetings, and should be discussed with the full Board at the February quarterly meeting.

     The assessment should be of the Board's contribution as a whole and specifically review the areas in which the Board and management believes a better contribution could be made. The goal of this assessment is to increase the effectiveness of the Board.

     With the goal of increasing the effectiveness of the Board and its relationship to management at such time as a member of the Board stands for re-nomination, the Corporate Governance and Nominating Committee will engage in evaluation of that member, such evaluation to include a survey of the individual views of all non-employee trustees, which are then shared with the full Board and with management.

                Formal Evaluation of the Chief Executive Officer

     The outside trustees are responsible for evaluating the performance of the Chief Executive Officer. This evaluation should be conducted annually, and it should be communicated to the Chief Executive Officer by the Chairman of the Compensation Committee. The evaluation is to be used by the Compensation Committee in determining the compensation of the Chief Executive Officer.

     The evaluation should be based on objective criteria to include the performance of the business, accomplishment of reported goals and long-term strategic objectives and the development of management.

                               Succession Planning

     There should be an annual report by the Chief Executive Officer on succession planning. This report will be made during one of the separate sessions of the independent directors.

                                   Term Limits

     The Board does not believe it should establish term limits. While term limits could help insure that there are fresh ideas and viewpoints available to the Board, they hold the disadvantage of losing the contribution of trustees who have been able to develop, over a period of time, increasing insight into the Trust and its operations and, therefore, provide an increasing contribution to the Board as a whole. The Board believes that its present annual board evaluation process provides appropriate checks and balances to assure the ongoing vitality of the Board.

                       Trustees Who Change Their Vocation

     Individual trustees who change the primary vocation they pursued when they were elected to the Board should inform the Chief Executive Officer and the Chair of the Corporate Governance and Nominating Committee of the change. In addition, they must volunteer, in writing, to resign from the Board.

     The Corporate Governance and Nominating Committee, in consultation with the Chief Executive Officer, will evaluate the offer to resign and make a recommendation to the Board.

                         Executive Sessions of the Board

     The outside trustees will meet periodically in executive session with the Chief Executive Officer. In addition, one or more executive sessions will be held among outside trustees only.
--------------------------------------------------------------------------------

     The Report of the Corporate Governance and Nominating Committee shall not be deemed incorporated by reference by any general statement that incorporates by reference any portion of this Proxy Statement into any filing under the Securities Act or under the Exchange Act, except to the extent that the Trust specifically incorporates this information by reference, and shall not otherwise be deemed filed under such acts.

                      REPORT OF THE COMPENSATION COMMITTEE
                            ON EXECUTIVE COMPENSATION

     The Trust's executive compensation program is administered by the Compensation Committee of the Board of Trustees, which is composed of independent members of the Board. The Compensation Committee's responsibilities include the following: reviewing the performance of the Trust's executive officers, fixing the base compensation of executive officers, awarding appropriate bonuses and making long-term incentive compensation awards, including grants of shares and options.

     The Compensation Committee generally makes its final compensation determinations for each fiscal year after the end of that fiscal year including determining cash bonuses and long-term incentive awards, if any, for the past year's performance. Also at that time, the Compensation Committee sets base salaries for the following fiscal year. Accordingly, the Compensation Committee met in February 2002 to determine incentive compensation awards for the Named Executive Officers for 2001, and fixed the base salaries for such officers for 2002.

     In making its determinations, the Compensation Committee considers competitive performance and recommendations from management, along with other factors, including independently prepared industry compensation information. For 2001, the Compensation Committee engaged an independent compensation and benefits consultant to advise the Compensation Committee regarding executive officer compensation matters, such as base salary, annual incentive compensation and long-term incentive compensation. The Compensation Committee considered the consultant's analysis and recommendation in determining base salaries and incentive compensation.

     Executive Officer Compensation Policies. In establishing the compensation of the Trust's executive officers, the Compensation Committee has the following objectives: (a) to support the achievement by the Trust of desired performance,
(b) to relate a significant portion of an executive officer's compensation to the Trust's actual performance, including long-term performance, (c) to reward individual performance and (d) to provide compensation and benefits that will attract, motivate and retain superior talent. The Compensation Committee believes that, in order to achieve these objectives, a significant portion of an executive officer's total compensation should consist of variable, performance-based components. To this end, the executive compensation program utilizes long-term incentives consisting of equity-based compensation and annual incentives through cash bonuses. These incentives are intended to achieve a further goal of the Committee, which is to align the interests of executive officers with those of the Trust's shareholders by linking a portion of executive compensation directly to increases in shareholder value.

     The Trust seeks to provide total compensation to its executive officers which is competitive with the total compensation for executive officers paid by REITs similar to the Trust (the "peer group"). The peer group was chosen by the Compensation Committee in consultation with the independent compensation and benefits consultant. The Compensation Committee believes that a peer group comparison enables the Trust to determine a fair level of compensation for executive officers, while assuring shareholders that executive pay levels are reasonable. The same peer group is used for compensation and performance comparisons.

     In addition to the components noted above, the compensation program may also include various benefits, such as health insurance plans and pension, profit sharing and retirement plans in which substantially all of the Trust's employees participate. At the present time, the only plans in effect are health, dental, life and disability insurance plans, a 401(k) plan, an employee stock purchase plan and the severance plan for certain senior officers of the Trust described under "Severance Plan."

     Base Salary. Base salaries are set by the Compensation Committee and are designed to be competitive with the salaries paid by peer group members. Changes in individual base salaries are based in part on the review of the report prepared by the independent compensation and benefits consultant, which included a review of peer group practices, as well as the Trust's performance, the individual's performance, experience and responsibility and increases in cost of living indices. The weight given such factors by the Compensation Committee may vary from individual to individual. Base salaries are reviewed for adjustment annually.

     Annual Incentive Compensation. The Named Executive Officers participate in a bonus program whereby they are eligible for cash bonuses if certain performance objectives, established by the Compensation Committee, are achieved. The annual cash bonus for the Named Executive Officers is based upon the growth of Funds from Operations of the Trust per common share measured relative to the corresponding performance of the peer group. The annual cash bonus is subject to adjustment by the Compensation Committee in its discretion.

     Consistent with a policy adopted by the Compensation Committee for all employees, an executive officer has the option of taking common shares in lieu of a cash bonus at the rate of shares equal to 120% of the cash value of the bonus or the portion thereof for which common shares are substituted. The Company believes that this inducement encourages share ownership and further aligns employee and shareholder interest. Dividends will be paid on such common shares issued pursuant to such awards for 2002 and the restrictions related to such awards will expire on February 28, 2003.

     Long-Term Incentive Compensation. After consultation with the independent compensation and benefits consultant, consideration of independent compensation data and the objectives of the compensation policy, the Compensation Committee has instituted a long-term incentive compensation program that is linked directly to total shareholder return. It is intended that long-term incentive compensation awards made to executive officers will be derived from the Company's total return measured against a peer group determined by the Compensation Committee, with compensation varying with relative performance. The long-term incentive compensation program is subject to adjustment by the Compensation Committee in its discretion.

     Long-term incentive compensation for the Named Executive Officers is provided through the grant of share options and/or restricted share awards. The long-term incentive compensation awarded to the Named Executive Officers for 2001 was based in part on the review of the report prepared by the independent compensation and benefits consultant, which included a review of the peer group practices, as well as the Trust's performance with respect to total shareholder return versus the peer group and the individual's performance. The long-term incentive compensation awards are subject to adjustment by the Compensation Committee in its discretion. The grant of share options and restricted share awards, if any, are made under the Trust's Amended and Restated Share Incentive Plan, which is administered by the Compensation Committee.

     The exercise price of options granted with respect to 2001 is the market price of the common shares at the time of grant and, therefore, the options will have value only if the Trust's share price increases over the exercise price after the option is granted. The Compensation Committee believes that the grant of share options provides a long-term incentive to the grantees to contribute to the growth of the Trust and establishes a direct link between compensation and shareholder return. The options granted with respect to 2001 vest over a three-year period beginning with the date of the grant as follows: 20% after the first year, 50% after two years and 100% after three years.

     The Compensation Committee also believes that the grant of restricted share awards provides a long-term incentive to the grantees to contribute to the growth of the Trust and establishes a direct link between compensation and shareholder return. The restricted stock awards made with respect to 2001 vest ratably over a five-year period beginning with the anniversary date of the grant (i.e., 20% will vest on the anniversary date of the grant).

     The terms of options and restricted share awards, including vesting, exercisability and term, are determined by the Compensation Committee, subject to requirements imposed by the Amended and Restated Share Incentive Plan.

     For information regarding recent options and restricted stock awards granted to the Trust's Named Executive Officers, reference is made to the tables set forth under "Compensation of Executive Officers."

     Section 162(m) of the Code imposes a limitation on the deductibility of nonperformance based compensation in excess of $1.0 million paid to certain executive officers. The Compensation Committee's policy with respect to Section 162(m) is to make every reasonable effort to ensure that compensation is deductible to the extent permitted, while simultaneously providing executives appropriate awards for their performance. The Company's long-term plans have been designed to comply with the performance-based requirements of Section 162(m).

     Chief Executive Officer Compensation. The base salary, annual incentive compensation and long-term incentive compensation awarded to the Trust's Chief Executive Officer, Mr. Rouse, are determined substantially in conformity with the policies described above for all other Named Executive Officers of the Trust. In 2001, Mr. Rouse was paid $344,641 in base salary and $431,297 in performance bonus. Mr. Rouse was granted options to purchase 330,272 common shares and was awarded 20,189 restricted common shares with respect to 2001.

                             Compensation Committee

                             John A. Miller (Chair)
                             Frederick F. Buchholz
                             Thomas C. DeLoach, Jr.
                                Stephen B. Siegel

     The Report of the Compensation Committee shall not be deemed incorporated by reference by any general statement that incorporates by reference any portion of this Proxy Statement into any filing under the Securities Act or under the Exchange Act, except to the extent that the Trust specifically incorporates this information by reference, and shall not otherwise be deemed filed under such acts.

                          SHARE PRICE PERFORMANCE GRAPH

     The following table compares the cumulative total shareholder return on the common shares for the period beginning December 31, 1996 and ending December 31, 2001 with the cumulative total return on the Standard & Poor's 500 Stock Index ("S&P 500"), the NAREIT Equity REIT Total Return Index ("NAREIT Index") and the Russell 2000 Index ("Russell 2000") over the same period. Total return values for the S&P 500, the NAREIT Index, the Russell 2000 and the common shares were calculated based on cumulative total return assuming the investment of $100 in the NAREIT Index, the S&P 500, the Russell 2000 and the common shares on December 31, 1996, and assuming reinvestment of dividends in all cases. The shareholder return shown on the graph below is not necessarily indicative of future performance.

                      Comparison of Cumulative Total Return
            Liberty Property Trust Common Shares, NAREIT Equity REIT
          Total Return Index, the Russell 2000 Index and S&P 500 Index

                               [GRAPHIC OMITTED]

                            1996                        1997                                    1998
                           -------     ---------------------------------------  -------------------------------------
                           Dec. 31     Mar. 31  June 30    Sept. 30    Dec. 31  Mar. 31   June 30  Sept. 30    Dec. 31
Liberty Property Trust     $100.00     $ 96.66  $ 99.81     $109.77    $118.13  $112.87   $109.13   $103.37    $108.98
NAREIT Index (1)            100.00      100.70   105.70      118.20     120.26   119.70    114.21    102.19      99.21
S&P 500                     100.00      102.68   120.61      129.64     133.36   151.97    156.98    141.37     171.48
Russell 2000 (2)            100.00       94.83   110.20      126.60     122.36   134.67    128.39    102.53     119.25

                                             1999                                    2000
                           ----------------------------------------    ------------------------------------
                           Mar. 31     June 30  Sept. 30    Dec. 31    Mar. 31  June 30  Sept. 30   Dec. 31
Liberty Property Trust     $ 93.82     $114.54  $106.84     $119.05    $117.72  $130.03   $140.73   $149.11
NAREIT Index (1)             94.43      103.95    95.59       94.63      96.89   107.10    115.29    119.58
S&P 500                     180.02      192.71   180.68      207.56     212.32   206.68    204.68    188.66
Russell 2000 (2)            112.78      130.32   122.08      144.60     154.84   149.70    151.35    140.89


                                             2001
                           ----------------------------------------
                           Mar. 31     June 30  Sept. 30    Dec. 31
Liberty Property Trust     $150.48     $160.79  $159.06     $168.83
NAREIT Index (1)            120.05      133.27   129.77      136.24
S&P 500                     166.29      176.03   150.19      166.24
Russell 2000 (2)            131.73      150.55   119.25      144.40

(1) The NAREIT Index (consisting of 151 real estate investment trusts with an equity market capitalization of $147.1 billion at December 31, 2001) is maintained by the National Association of Real Estate Investment Trusts, Inc., is published monthly, and is based on the last closing prices of the preceding month.

(2) The Russell 2000 Index is a popular measure of the stock price performance of small companies. Russell Indexes are market capitalization weighted indexes. The Russell 1000 Index is comprised of the 1,000 largest U.S. stocks in terms of market capitalization. The Russell 2000 Index is comprised of the next 2,000 largest U.S. stocks in terms of market capitalization.

     The share price performance graph shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act or under the Exchange Act, except to the extent that the company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such acts.

                          PROPOSALS OF SECURITY HOLDERS

     All proposals of any shareholder of the Trust that such shareholder wishes to be presented at the 2003 Annual Meeting of Shareholders and included in the proxy statement and form of proxy prepared for that meeting must be received by the Trust at its principal executive offices no later than January 22, 2003 to be considered for inclusion in such proxy statement and form of proxy. Any such proposal must be submitted in writing to the Secretary of the Trust at the address appearing on the notice accompanying this proxy statement. A proposal which does not comply with the applicable requirements of Rule 14a-8 under the Exchange Act will not be included in management's proxy soliciting material for the 2003 Annual Meeting of Shareholders.

     A shareholder of the Trust may wish to have a proposal presented at the 2003 Annual Meeting of Shareholders, but not to have such proposal included in the Trust's proxy statement and form of proxy relating to that meeting. Pursuant to Section 12(b) of the Trust's By-laws, notice of any such proposal must be received by the Trust between February 21, 2003 and March 23, 2003. If it is not received during this period, such proposal shall be deemed "untimely" for purposes of Rule 14a-4(c) under the Exchange Act, and, therefore, the proxies will have the right to exercise discretionary voting authority with respect to such proposal. Any such proposal must be submitted in writing to the Secretary of the Trust at the address appearing on the notice accompanying this proxy statement.

                             SOLICITATION OF PROXIES

     The cost of the solicitation of proxies will be borne by the Trust. In addition to the use of the mail, solicitations may be made by telephone and personal interviews by officers, directors and regularly engaged employees of the Trust. The Trust has engaged Corporate Investor Communications, Inc. ("CIC") to distribute the Trust's shareholder materials and solicit proxies. The Trust has agreed to pay CIC a fee of approximately $6,500 and reimburse CIC for all reasonable disbursements. Brokerage houses, custodians, nominees and fiduciaries will be requested to forward this proxy statement to the beneficial owners of the stock held of record by such persons, and the Trust will reimburse them for their charges and expenses in this connection.

                           ANNUAL REPORT ON FORM 10-K

     The Trust will provide without charge to each person solicited by this proxy statement, at the written request of any such person, a copy of the Trust's Annual Report on Form 10-K (including the financial statements and the schedules thereto) as filed with the Commission for its most recent fiscal year. Such written requests should be directed to the Director of Investor Relations at the address of the Trust appearing on the first page of this proxy statement.

                                                                     Appendix A


                                    PROXY on

                            LIBERTY PROPERTY TRUST on

                           65 Valley Stream Parkway on
                         Malvern, Pennsylvania 19355 on

           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF TRUSTEES

         The undersigned shareholder of LIBERTY PROPERTY TRUST (the "Trust") hereby appoints Willard G. Rouse III and Joseph P. Denny, and each of them acting individually, as the attorney and proxy of the undersigned, with the powers the undersigned would possess if personally present, and with full power of substitution, to vote all shares of beneficial interest of the Trust which the undersigned would be entitled to vote if personally present at the annual meeting of shareholders of the Trust to be held on Wednesday, May 22, 2002, at 11:00 a.m., local time, at The Westin Philadelphia, 99 South 17th Street, Philadelphia, Pennsylvania 19103, and any adjournment or postponement thereof, upon all subjects that may properly come before the meeting, including the matters described in the proxy statement furnished herewith, subject to any directions indicated on the reverse side.

The Board of Trustees recommends a vote "FOR" all of the nominees of the Board of Trustees in the election of trustees and "FOR" ratification of the selection of Ernst & Young LLP as the Trust's independent public accountants for 2002.

                                                              SEE REVERSE
                                                              SIDE


                   CONTINUED AND TO BE SIGNED ON REVERSE SIDE

/X/ Please mark votes as in this example.

This proxy when properly executed will be voted in the manner directed herein by the undersigned shareholder(s). If no direction is made, this proxy will be voted "FOR" all of the nominees of the Board of Trustees in the election of trustees and "FOR" ratification of the selection of Ernst & Young LLP as the Trust's independent public accountants for 2002. This proxy also delegates discretionary authority to vote with respect to any other business that may properly come before the meeting or any adjournment or postponement thereof.

1.       Election of four Class II trustees to hold office until 2005.

Nominees:    (01) Frederick F. Buchholz, (02) Stephen B. Siegel,
             (03) Thomas C. DeLoach, Jr. and (04) Daniel P. Garton

             FOR               WITHHELD
             |--|              |--|

             |--|

             ------------------------  ------------------------------
             FOR ALL NOMINEES, EXCEPT AS NOTED ABOVE.

2. Ratification of the selection of Ernst & Young LLP as the Trust's independent public accountants for 2002.

             FOR               AGAINST          ABSTAIN
             |--|              |--|             |--|



                                                                 MARK HERE
                                                                 FOR ADDRESS |_|
                                                                 CHANGE AND
                                                                 NOTE AT LEFT

                           The undersigned hereby acknowledges receipt of the notice of annual meeting, the proxy statement furnished in connection therewith and the annual report to shareholders and hereby ratifies all that the said attorneys and proxies may do by virtue hereof.

                           NOTE: Please mark, date and sign this proxy card and return it in the enclosed envelope. Please sign as your name appears hereon. If shares are registered in more than one name, all owners should sign. If signing in a fiduciary or representative capacity, please give full title and attach evidence of authority. Corporations please sign with full corporate name by a duly authorized officer and affix corporate seal.


Signature:________________ Date:_____   Signature:________________  Date:______